Exhibit 99.1
Chart Industries Reports 2017 First Quarter Results

Cleveland, Ohio - April 27, 2017 - Chart Industries, Inc. (NASDAQ: GTLS), a leading diversified global manufacturer of highly engineered equipment for the industrial gas, energy and biomedical industries, today reported results for the first quarter ended March 31, 2017. Highlights include:

•	Reported EPS of ($0.09) and adjusted EPS of $0.01 with restructuring on track to achieve previously communicated $10 million annual run rate savings

•	Booked orders totaling $209.7 million; 14% increase over Q4 2016

•	Improving orders and order pipeline across all businesses

•	Utilized cash to complete Hetsco acquisition and invest in targeted capital expenditures for capacity expansion and productivity improvements

Net loss for the first quarter of 2017 was ($2.9) million, or ($0.09) per diluted share. First quarter 2017 earnings would have been $0.01 per diluted share excluding $4.6 million of restructuring and acquisition-related costs. This compares with a net loss of ($3.3) million, or ($0.11) per diluted share, for the fourth quarter of 2016, and a net loss of ($4.7) million, or ($0.15) per diluted share for the first quarter of 2016. On a comparable adjusted basis, fourth quarter 2016 adjusted EPS would have been break even, and the first quarter 2016 would have been ($0.08) per diluted share.

Net sales for the first quarter of 2017 increased to $204.1 million from $193.8 million in the comparable period a year ago, with all three businesses’ revenues growing over 5% compared to the first quarter of 2016. Net sales sequentially decreased by ($10.3) million from the fourth quarter of 2016, as several large LNG projects in the Distribution & Storage (“D&S”) business in Europe did not recur in the first quarter of 2017.

Gross profit for the first quarter of 2017 was $55.7 million, or 27.3% of sales, which was unfavorably impacted by the restructuring charges taken ($2.5 million). Gross profit for the fourth quarter of 2016 was $57.1 million, or 26.6% of sales, inclusive of $0.9 million of restructuring and other one-time charges.

Orders received in the first quarter of 2017 were $209.7 million, an increase of $25.7 million over orders received during the fourth quarter of 2016, and an increase of $10.4 million over the comparable period in 2016. Sequentially over the fourth quarter of 2016, orders were up in all three business segments. D&S segment orders included a significant industrial gas railcar order and strength in our packaged gas order intake. Energy & Chemicals (“E&C”) segment orders of $38.0 million are up from $20.5 million in the fourth quarter of 2016. Backlog at March 31, 2017 was $348.6 million, up from the December 31, 2016 level of $342.6 million. In addition, there is an increase in order and quotation activity related to equipment for cryogenic gas plant development driven by drilling activity in the Permian and Scoop & Stack basins. Orders for equipment for eight natural gas processing plants were received in the first quarter, as compared to zero for the full year 2016. Additionally, the E&C order growth reflects continued signs of recovery in energy related markets, and includes the Bechtel FEED study for Tellurian LNG in the first quarter.

Restructuring projects continue to be on track to achieve $10 million of annualized savings, with the completion of the move of the BioMedical Buffalo, NY manufacturing to Canton, GA in the first quarter. The corporate headquarter move from Cleveland, Ohio to Canton, Georgia continues to progress on schedule for completion before year-end.

Selling, general and administrative ("SG&A") expenses for the first quarter of 2017 increased $0.4 million over the fourth quarter of 2016 to $52.4 million. The drivers of the increase in SG&A were restructuring costs, higher share-based compensation expenses due to acceleration of retirement eligible expenses and the addition of the Hetsco acquisition. SG&A expenses included $2.2 million of restructuring expenses primarily related to the corporate office relocation and the BioMedical respiratory business consolidation, compared to $3.8 million of severance and other one-time restructuring costs in the fourth quarter of 2016.

Net interest expense was $4.4 million for the first quarter of 2017, which included $3.3 million of non-cash accretion expense associated with the Company’s Convertible Notes. Net cash interest expense was $1.1 million.

In the first quarter, the Company closed on the Hetsco acquisition, an addition to our LifeCycle business within E&C. Cash continues to be utilized to further invest in automation and capacity capital expenditures. The Company is also actively looking for acquisitions. Cash and short-term investments of $243.8 million at March 31, 2017 compares to $282.0 million as of December 31, 2016. We continue to have no borrowings against our $450 million senior secured credit facility, only outstanding letters of credit, which left $414.5 million of available liquidity at March 31, 2017.

SEGMENT HIGHLIGHTS
E&C segment sales sequentially increased $8.5 million to $39.9 million for the first quarter of 2017 from the fourth quarter of 2016, and increased 5.0% over the first quarter of the prior year. The increased sequential volume was seen across product lines and was supported by favorable completion of Systems projects and the addition of Hetsco. E&C gross profit margin of 21.1% is improved from 18.3% in the fourth quarter of 2016 due to improved cost structure in the business and favorable project mix.

D&S segment sales increased $5.8 million to $113.3 million compared to the first quarter of 2016, but down ($20.1) million compared to the fourth quarter of 2016. The fourth quarter of 2016 included shipments of several large LNG projects in Europe. Based on improved order intake levels and continued revenue growth in packaged gas, LNG vehicle tanks, and Asia LNG vaporization stations, the Company anticipates improving sales for the balance of the year and anticipate full year growth over 2016. D&S gross profit margin of 27.0% is improved from gross margin of 25.7% in the fourth quarter of 2016.

BioMedical segment sales increased $1.4 million to $51.0 million for the first quarter of 2017 compared with the fourth quarter of 2016, and increased 5.5% from the first quarter of 2016. The increase is driven by improved respiratory and cryobiological revenues primarily outside of the United States. BioMedical gross profit margin of 32.7% in the quarter included $2.1 million of restructuring cost primarily related to the closure of the Buffalo respiratory facility in the quarter offsetting improved product mix. The fourth quarter of 2016 gross margin of 34.5% included $0.9 million or 1.8% of restructuring cost.

OUTLOOK
Based on first quarter results, we are maintaining our 2017 guidance, with sales expected to be in the range of $875 million to $925 million. Additionally, we expect full year adjusted earnings per diluted share (non-GAAP) to be in the range of $0.60 to $1.00 per share, on approximately 31.3 million weighted average shares outstanding. This excludes any restructuring costs as we continue our facility consolidation and cost reduction efforts and as such is a non-GAAP measure. We expect our capital expenditures for 2017 will range between $35 million to $45 million.

FORWARD-LOOKING STATEMENTS
Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company's plans, objectives, future orders, revenues, earnings or performance, liquidity and cash flow, capital expenditures, business trends, and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as "may," "will," "should," "could," "expects," "anticipates," "believes," "projects," "forecasts," “outlook,” “guidance,” "continue," or the negative of such terms or comparable terminology.

Forward-looking statements contained in this news release or in other statements made by the Company are made based on management's expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control, that could cause the Company's actual results to differ materially from those matters expressed or implied by forward-looking statements. These factors and uncertainties include, among others, the following: the cyclicality of the markets that the Company serves and the vulnerability of those markets to economic downturns; a delay, significant reduction in or loss of purchases by large customers; fluctuations in energy prices; our ability to control our costs and successfully manage our operations; a delay in the anticipated timing of LNG infrastructure build out or a delay or failure to receive orders; the potential for negative developments in the natural gas industry related to hydraulic fracturing; competition; potential future impairment of the Company’s significant goodwill and other intangibles; changes in government energy policy or the failure of expected changes in policy to materialize; variability in operating results associated with unanticipated increases in warranty returns of Company products; the modification or cancellation of orders in our backlog; loss of key employees; challenges and uncertainties associated with efforts to acquire and integrate product lines or businesses; economic downturns and deteriorating financial conditions; our ability to manage our fixed-price contract exposure; our reliance on key suppliers and potential supplier failures or defects; fluctuations or adjustments in the Company’s effective tax rate; changes in government healthcare regulations and reimbursement policies; litigation and disputes involving the Company, including product liability, contract, warranty, intellectual property, employment and environmental claims; fluctuations in foreign currency exchange and interest rates; general economic, political, business and market risks associated with the Company's international operations and transactions; technological security threats; financial distress of third parties; our ability to protect our intellectual property; the regulation of our products by the U.S. Food & Drug Administration and other governmental authorities; the pricing and availability of raw materials; the cost of compliance with environmental, health and safety laws; claims that our products or processes infringe intellectual property rights of others; additional liabilities related to taxes; deterioration of employee or labor relations; increased governmental regulation; risks associated with our indebtedness, leverage and liquidity; and volatility and fluctuations in the price of the Company’s stock.

For a discussion of these and additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company's filings with the Securities and Exchange Commission (the “SEC”), including Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the SEC, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.

Chart is a leading diversified global manufacturer of highly engineered equipment for the industrial gas, energy, and biomedical industries. The majority of Chart's products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, a large portion of which are energy-related. Chart has domestic operations located across the United States and an international presence in Asia, Australia, Europe and South America. For more information, visit: http://www.chartindustries.com.

USE OF NON-GAAP FINANCIAL INFORMATION
To supplement the unaudited condensed consolidated financial statements presented in accordance with U.S. GAAP in this news release, certain non-GAAP financial measures as defined by the SEC rules are used.  The Company believes these non-GAAP measures are of interest to investors and facilitate useful period-to-period comparisons of the Company’s financial results, and this information is used by the Company in evaluating internal performance. See the last page of this news release for a reconciliation of adjusted earnings per diluted share, a non-GAAP measure included in this release.

With respect to the Company's full year earnings outlook, the Company is not able to provide a reconciliation of the adjusted earnings per diluted share because certain items may have not yet occurred or are out of the Company's control and / or cannot be reasonably predicted.

CONFERENCE CALL
As previously announced, the Company will discuss its first quarter 2017 results on a conference call on Thursday, April 27, 2017 at 10:30 a.m. ET. Participants may join the conference call by dialing (877) 312-9395 in the U.S. or (970) 315-0456 from outside the U.S. A live webcast presentation will also be accessible at 10:30 a.m. ET at http://www.chartindustries.com. Please log-in or dial-in at least five minutes prior to the start time.

A taped replay of the conference call will be archived on the Company’s website, www.chartindustries.com, approximately one hour after the call concludes. You may also listen to a taped replay of the conference call by dialing (855) 859-2056 in the U.S. or (404) 537-3406 outside the U.S. and entering Conference ID 91227076. The telephone replay will be available beginning 1:30 p.m. ET, Thursday April 27, 2017 until 11:59 p.m. ET, Thursday, May 4, 2017.

For more information, click here:
http://ir.chartindustries.com/

Contact:

Jillian Evanko
Chief Financial Officer
770-721-7739
jillian.evanko@chartindustries.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME
(UNAUDITED)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended
	March 31, 2017	March 31, 2016	December 31, 2016
Sales	$204,095	$193,757	$214,372
Cost of sales	148,435	141,056	157,274
Gross profit	55,660	52,701	57,098
Selling, general, and administrative expenses	52,427	49,536	52,049
Amortization expense	2,986	3,128	2,717
Operating expenses	55,413	52,664	54,766
Operating income (1)	247	37	2,332
Other expenses:
Interest expense, net	4,378	4,094	4,782
Financing costs amortization	321	321	321
Foreign currency loss	264	206	234
Other expenses, net	4,963	4,621	5,337
Loss before income taxes	(4,716)	(4,584)	(3,005)
Income tax (benefit) expense	(1,764)	88	873
Net loss	(2,952)	(4,672)	(3,878)
Noncontrolling interests, net of taxes	(40)	(21)	(588)
Net loss attributable to Chart Industries, Inc.	$(2,912)	$(4,651)	$(3,290)
Net loss attributable to Chart Industries, Inc. per common share:
Basic	$(0.09)	$(0.15)	$(0.11)
Diluted	$(0.09)	$(0.15)	$(0.11)
Weighted average number of common shares outstanding:
Basic	30,698	30,568	30,596
Diluted	30,698	30,568	30,596
_______________

(1)	Includes depreciation expense of $6,175, $6,351, and $6,187 for the three months ended March 31, 2017, March 31, 2016, and December 31, 2016, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in thousands)

	Three Months Ended
	March 31, 2017	March 31, 2016	December 31, 2016
Net Cash Provided By Operating Activities	$1,200	$38,179	$24,222
Investing Activities
Capital expenditures	(8,386)	(5,232)	(4,374)
Government grants	145	—	—
Acquisition of businesses, net of cash acquired	(23,162)	—	32
Net Cash Used In Investing Activities	(31,403)	(5,232)	(4,342)
Financing Activities
Borrowings on revolving credit facilities	2,176	3,820	—
Repayments on revolving credit facilities	(3,627)	(3,056)	(1,441)
Proceeds from exercise of options	32	12	328
Excess tax benefit from share-based compensation	—	24	50
Common stock repurchases	(1,794)	(601)	(46)
Net Cash (Used In) Provided By Financing Activities	(3,213)	199	(1,109)
Effect of exchange rate changes on cash	727	2,200	(4,088)
Net (decrease) increase in cash, cash equivalents, restricted cash, and restricted cash equivalents	(32,689)	35,346	14,683
Cash, cash equivalents, restricted cash, and restricted cash equivalents at beginning of period	282,949	123,708	268,266
CASH, CASH EQUIVALENTS, RESTRICTED CASH, AND RESTRICTED CASH EQUIVALENTS AT END OF PERIOD (1)	$250,260	$159,054	$282,949
_______________

(1)	Includes restricted cash of $6,436 ($5,446 in other current assets and $990 in other assets), $0 and $990 (in other assets) at March 31, 2017, March 31, 2016 and December 31, 2016, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

	March 31, 2017	December 31, 2016
	(Unaudited)
ASSETS
Cash and cash equivalents	$243,824	$281,959
Accounts receivable, net	130,967	142,762
Inventories, net	185,275	169,683
Other current assets	72,970	58,573
Property, plant, and equipment, net	254,635	251,049
Goodwill	228,352	217,970
Identifiable intangible assets, net	99,031	93,443
Other assets	17,573	17,643
TOTAL ASSETS	$1,232,627	$1,233,082

LIABILITIES AND EQUITY
Current liabilities	$252,127	$261,534
Long-term debt	237,202	233,711
Other long-term liabilities	40,375	39,160
Equity	702,923	698,677
TOTAL LIABILITIES AND EQUITY	$1,232,627	$1,233,082

CHART INDUSTRIES, INC. AND SUBSIDIARIES
OPERATING SEGMENTS (UNAUDITED)
(Dollars in thousands)

	Three Months Ended
	March 31, 2017	March 31, 2016	December 31, 2016
Sales
Energy & Chemicals	$39,867	$37,959	$31,384
Distribution & Storage	113,258	107,497	133,394
BioMedical	50,970	48,301	49,594
Total	$204,095	$193,757	$214,372
Gross Profit
Energy & Chemicals	$8,425	$5,471	$5,756
Distribution & Storage	30,548	29,415	34,220
BioMedical	16,687	17,815	17,122
Total	$55,660	$52,701	$57,098
Gross Profit Margin
Energy & Chemicals	21.1%	14.4%	18.3%
Distribution & Storage	27.0%	27.4%	25.7%
BioMedical	32.7%	36.9%	34.5%
Total	27.3%	27.2%	26.6%
Operating Income (Loss) (1)
Energy & Chemicals	$(181)	$(2,198)	$(883)
Distribution & Storage	11,593	9,830	12,885
BioMedical	5,000	6,652	3,847
Corporate	(16,165)	(14,247)	(13,517)
Total	$247	$37	$2,332
Operating Margin
Energy & Chemicals	(0.5)%	(5.8)%	(2.8)%
Distribution & Storage	10.2%	9.1%	9.7%
BioMedical	9.8%	13.8%	7.8%
Total	0.1%	—%	1.1%
_______________
(1) Includes restructuring costs of $4,626, $3,973, and $4,747 for the three months ended March 31, 2017, March 31, 2016, and December 31, 2016, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
ORDERS AND BACKLOG (UNAUDITED)
(Dollars in thousands)

	Three Months Ended
	March 31, 2017	March 31, 2016	December 31, 2016
Orders
Energy & Chemicals	$37,981	$8,774	$20,495
Distribution & Storage	119,968	139,376	114,616
BioMedical	51,744	51,109	48,891
Total	$209,693	$199,259	$184,002

	As of
	March 31, 2017	March 31, 2016	December 31, 2016
Backlog
Energy & Chemicals	$98,028	$122,648	$99,842
Distribution & Storage	224,978	239,978	218,210
BioMedical	25,550	19,819	24,571
Total	$348,556	$382,445	$342,623

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF LOSS PER DILUTED SHARE TO ADJUSTED EARNINGS (LOSS) PER DILUTED SHARE (UNAUDITED)
(Dollars in thousands, except per share amounts)

	Three Months Ended
	March 31, 2017	March 31, 2016	December 31, 2016
Loss per diluted share as reported (U.S. GAAP)	$(0.09)	$(0.15)	$(0.11)
Restructuring and acquisition-related costs	0.10	0.09	0.11
Q1 2016 flood insurance settlement	—	(0.02)	—
Adjusted earnings (loss) per diluted share (non-GAAP)	$0.01	$(0.08)	$—
_______________
Adjusted earnings (loss) per diluted share is not a measure of financial performance under U.S. generally accepted accounting principles ("GAAP") and should not be considered as an alternative to earnings per share in accordance with U.S. GAAP. Management believes that adjusted earnings (loss) per share facilitates useful period-to-period comparisons of the Company's financial results and this information is used by the Company in evaluating internal performance. Chart's calculation of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.